Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in the Annual Report on Form 10-K of First Choice Healthcare Solutions, Inc. of our Report of Independent Registered Public Accounting Firm, dated May 12, 2024 on the balance sheet of First Choice Healthcare Solutions, Inc. as of December 31, 2023 and 2022 and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

May 13, 2024

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com